Exhibit 10.1

COST SHARING AGREEMENT

This AGREEMENT is entered into on this 16th day of March 2020, effective as of 1 April 2019, between:

Majesco Limited, a company registered and operating under the laws of India having its registered office at MNDC, MBP-P-136, Mahape, Navi Mumbai - 400 710, India, hereinafter called as “Majesco Ltd”;

AND

Majesco Software and Solutions India Private Limited, a company registered and operating under the laws of India having its registered office at MNDC, P-136, Millenium Business Park, Mahape, Navi Mumbai, Thane, Maharashtra – 400 710, India hereinafter called as “MSSIPL”.

Jointly referred to as “the parties” or “parties”.

WITNESSETH

WHEREAS, Majesco Ltd is engaged in the business of leasing of immovable and movable properties of all kinds and also monitoring of its investment in subsidiary, namely Majesco, USA. Majesco Ltd was engaged in the business of software services to insurance companies (‘Onshore business’) in India till 31 March 2019. Majesco Ltd has transferred the Onshore business on an on-going concern basis with effect from 1 April 2019 to MSSIPL.

WHEREAS, MSSIPL is engaged in providing offshore software development and related Information Technology services and is a step down subsidiary of Majesco, US. Further, from 1 April, 2019, MSSIPL renders software services to insurance companies (‘Onshore business’) in Indian;

WHEREAS, Majesco Ltd and MSSIPL are part of the Majesco GROUP;

WHEREAS, Majesco Ltdhas already transferred its employees relating to Onshore business to MSSIPL but continue to employ personnel with experience in the areas of Finance, Legal and Corporate compliances who continue to work for the purpose of business operations Majesco Ltd. Further, Majesco Ltd allows to and MSSIPL proposes to utilise aforesaid personnel in the areas of finance, legal and corporate compliances for the mutual benefits of their respective business;

WHEREAS, in order to leverage the efforts, economies of scale, to carry on its business more efficiently and for its own commercial benefit, Majesco Ltd and MSSIPL have agreed to share the services of aforesaid personnel employed by Majesco Ltd;

WHEREAS, Majesco Ltd is willing to share the services of these personnel with MSSIPL upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, IT HAS BEEN HEREBY AGREED AS FOLLOWS:

I.	NATURE OF ARRANGEMENT

Majesco Ltd hereby agrees to share with MSSIPL PERSONNEL as agreed in Annexure 1.

The parties agree that upon the terms and subject to the conditions contained herein, additional personnel which are not currently contemplated under this AGREEMENT may be added as a separate Appendix from time-to-time.

II.	COST SHARING ARRANGEMENT

a.	In consideration for the personnel employed by Majesco Ltd, MSSIPL shall pay a proportion of the total salary costs incurred by Majesco Ltd as defined under this AGREEMENT, based on a percentage agreed between the parties from time to time. Such percentage would be agreed between the parties based on the estimation of time spent by the aforesaid personnel in undertaking their respective functions for Majesco Ltd and for MSSIPL. There will be no mark up and will be a reimbursement for the proportion of the actual costs.

b.	The total salary costs for the purpose of this AGREEMENT shall mean,

-	Cost to company ( CTC ) (of the employees mentioned in Annexure A) to the Majesco Ltd, and

-	All direct cost relating to such personnel such as employee welfare expense, performance bonus, etc

c.	MSSIPL shall separately reimburse all other costs like travelling cost, local conveyance etc. paid by Majesco Ltd to the personnel, after due approval from MSSIPL.

d.	The total costs shall be determined based on the books of accounts maintained by Majesco Ltd.

e.	Majesco Ltd shall maintain records and reasonable details as agreed between the parties. At the request of MSSIPL, Majesco Ltd shall provide reasonable documentation of the costs taken into account in calculating the amount of cost charged to MSSIPL.

f.	Majesco Ltd shall raise invoice for the agreed cost from the period 1 April 2019 to 31 March 2020 on 31 March 2020 and shall raise invoice on monthly basis from 1 April 2020 onwards to MSSIPL under this AGREEMENT.

g.	MSSIPL will pay the amount along with appropriate indirect taxes within 60 days of the date of issue of an invoice received from Majesco Ltd.

III.	LIABILITY

Majesco Ltd agrees to use its best efforts to the terms agreed under this arrangement, and shall endeavour to provide information and data, of the highest calibre. However, MSSIPL agrees that Majesco Ltd shall have no liability to MSSIPL, its creditors, successors or assigns, arising under this arrangement, information, knowledge or data which Majesco Ltd performs or communicates to MSSIPL hereunder, or arising out of the manner in which MSSIPL may use such personnel, information, knowledge or data.

IV.	TERM OF AGREEMENT

This AGREEMENT shall have effect from 01 day of April 2019 and shall remain in effect until terminated mutually by the parties hereto.

V.	TERMINATION

Either party to this AGREEMENT may terminate this AGREEMENT, at any time upon sixty (60) days prior written notice to the other party hereto.

In the event of the dissolution, liquidation, bankruptcy or insolvency of the MSSIPL / Majesco Ltd, or in the event that its business or assets or any portion thereof are seized, confiscated or expropriated by judicial or administrative process of otherwise or in the event of any involuntary or compulsory change in the ownership or administrative control of MSSIPL / Majesco Ltd, then this AGREEMENT shall terminate forthwith on the happening of such event.

Upon termination of the AGREEMENT, Majesco Ltd shall render an account of all unpaid cost to MSSIPL and MSSIPL shall settle such account within 30 days of receipt of this invoice.

This AGREEMENT shall terminate with respect to any party hereto that breaches its obligations or fails to perform any obligations herein, if such breach or failure remains uncured for thirty (30) days after such party receives written notice of the other party.

VI.	FORCE MAJEURE

No party shall be deemed to be in breach of this AGREEMENT by reason of any delay in performing, or any failure to perform any of their respective obligations in relation to this AGREEMENT, if the delay or failure was due to a Force Majeure Event.

If either party suffers delay in the execution of its contractual obligations due to the occurrence of a Force Majeure Event, it shall promptly give the other party notice of the cause of the delay and the expected duration thereof. The parties shall use their best efforts to avoid or minimize the effects upon their obligations assumed hereunder of such Force Majeure Event and shall perform their contractual obligations as promptly as reasonably practicable after removal of the Force Majeure Event and its effects without prejudice to the right of the parties to terminate under the conditions set above under termination clause.

VII.	ENTIRE AGREEMENT

This AGREEMENT constitutes the entire AGREEMENT between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and communications (if any), whether written or oral, between the parties with respect to the subject matter hereof.

Both the parties will continuously review this AGREEMENT as to the reasonableness of its terms. If at any time the parties discover that this AGREEMENT does not provide for a fair balance between the interests of the parties, either of the parties to this AGREEMENT shall then agree upon such amendments as are required to reflect the change of circumstances.

Any amendment to the AGREEMENT must be made in writing in order to become effective, unless a stricter form is legally required. This shall also apply to any amendment, supplement or cancellation of any clause of the AGREEMENT.

VIII.	TAXES AND COMPLIANCE WITH OTHER LAWS

Each party shall undertake the necessary compliances related to withholding tax if applicable and required under the provisions of Indian Income-tax Act, 1961, as applicable.

Majesco Ltd shall be responsible for payments to the said Personnel of salary / remuneration, deduction on account of taxes and payment of all statutory contributions and benefits applicable under the Indian laws including settlement of full and final dues.

Each party shall be liable for and shall pay and discharge any taxes, duties or any other levies of any kind whatsoever in connection with the execution and performance under this Agreement in accordance with the applicable laws and regulations in India.

The respective parties shall at all times and at its own expense undertake the necessary compliances related to:

a.	Comply with all applicable laws, rules, regulations and order relating to performance of this AGREEMENT;

b.	Pay all fees and other charges as required by such laws, rules, regulations and orders;

c.	Maintain in full force and effect all licences, permits, authorisation and registration from all applicable government department to perform its obligation hereunder.

IX.	ASSIGNMENT

Majesco Ltd shall be entitled to assign the AGREEMENT or delegate the performance of its obligations hereunder without the express written consent of MSSIPL, although any assignment will be communicated to MSSIPL in writing.

No assignment by MSSIPL shall be permitted except with the written agreement of Majesco Ltd.

X.	APPLICABLE LAW

The validity, performance and construction of the AGREEMENT shall be governed and interpreted in accordance with the laws of India.

XI.	WAIVER

Except as otherwise provided in this AGREEMENT, any failure of any of the parties hereto to comply with any obligation, covenant, AGREEMENT or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. Such waiver or failure to insist upon strict compliance with obligation, covenant, AGREEMENT or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

XII.	NO AGENCY OR PARTNERSHIP

Nothing in this agreement shall be deemed to constitute a partnership / joint venture between the parties to this AGREEMENT. The relationship which subsists between the parties is that which arises under this arrangement

IN WITNESS WHEREOF the parties have caused this AGREEMENT to be executed by their duly recognised officers as of the date above stated.

Signed on behalf of the Majesco Limited

/s/ Radhakrishnan Sundar
Name: Radhakrishnan Sundar
Capacity: Executive Director

AND

Signed on behalf of the Majesco Software and Solutions India Private Limited

/s/ Farid Kazani
Name: Farid Kazani
Capacity: Director

Annexure 1

Sr. No.	Name & Designation of the Employee of the Company	Portion of cost to be charged from MSSIPL
1.	Mr. Kunal Karan, Chief Financial Officer	75% of CTC
2.	Mrs. Varika Rastogi, Company Secretary	50% of CTC
3.	Mr. N. P. Pai, Director – Finance	90% of CTC
4.	Ms. Neha Sangam, Administrator - Legal	50% of CTC